                              Contact:  ROBERT C. PATENT, EVP
                                        TIM S. LEDWICK, CFO
                                        CITYSCAPE FINANCIAL CORP.
                                        (914) 592-6677

                                        Michele Katz/Geoffrey Buscher/
                                        Jason Langer
                                        Press: Stan Froelich/Elisabeth Philippe
                                        Morgen-Walke Associates
                                        (212) 850-5600

COMPANY PRESS RELEASE


                   CITYSCAPE ANNOUNCES SECOND QUARTER RESULTS

                   UK PERFORMANCE AFFECTED BY NEW REGULATIONS

    COMPANY DEMONSTRATES SOLID US PERFORMANCE, INCREASING LOAN ORIGINATIONS,
                          IMPROVING DELINQUENCY RATES

ELMSFORD, NY, August 4, 1997 -- Cityscape Financial Corp. (Nasdaq:CTYS) today reported net earnings before extraordinary items of $3.6 million or $0.08 per share for the quarter ended June 30, 1997. This is compared to $11.1 million or $0.35 per fully diluted share in the second quarter of 1996. Absent two one-time charges, on an operating basis, the Company earned $17.4 million or $0.52 per primary share.

     The current quarter results were reduced by the two one-time charges, which lowered earnings by a combined $0.44 per share. First, as previously disclosed, the Company incurred an after-tax charge of $4.7 million or $0.15 per share, related to the induced conversion of $14.0 million of the Company's convertible subordinated debentures. Secondly, the Company took an after-tax reserve of $9.1 million ($15.0 million pre-tax) or $0.29 per share, to augment reserves for recently introduced UK regulatory guidelines. Results for the second quarter of 1997 also reflect an extraordinary gain of approximately $425,000 (net of tax), or $.01 per share, related to the early extinguishment of debt.

     "We experienced considerable margin contraction in the UK marketplace," commented Robert Grosser, President and CEO of Cityscape. "This was due largely to an accelerated change in our mix of loan product originations for the quarter, consistent with the anticipated new OFT guidelines." On July 18, the UK's Office of Fair Trading (OFT) announced new non-status lending guidelines which seek, amongst other initiatives, to eliminate the use of "Rule of 78" charges on new loan originations.

     "We previously announced our intention to stop using 'Rule of 78' calculations on new loan applications beginning on August 1st of this year," Mr. Grosser continued. "As a leading UK non-status lender, we at Cityscape welcome the new lending guidelines and have been cooperating fully with the OFT to insure that these new changes are carried out fairly and evenly throughout the industry. The move to a more regulated framework for the UK market will entail further adjustments as we gear ourselves to maintain a leadership position in this rapidly developing marketplace.

     "We are making adjustments by developing new products, implementing new practices, installing new systems, undergoing extensive staff training and development programs and conducting a major review of our all-important customer care process, making it appropriate for us to take a significant overall provision. We believe that the UK remains a sizeable and largely untapped market opportunity for Cityscape. Further clarification of the new rules, coupled with our own positive actions will, we believe, help create a more 'level playing field' within the industry and a platform for continued growth in the future."

     The Company continued to post strong loan origination growth during the quarter. Consolidated originations totaled $569.8 million, representing a 72% increase over second quarter 1996 originations (excluding $242.4 million of loans acquired in two UK acquisitions) and a 17% increase over first quarter 1997 originations.

     Cityscape's domestic portfolio performance showed continued improvement during the quarter. US delinquencies declined to 7.60%, compared to 7.97% at March 31, 1997, while UK delinquencies decreased to 16.60% from 16.87% at March 31, 1997. At June 30, 1997, the Company had reserves for possible losses (inclusive of reserves embedded in the fair value of interest only and residual certificates) of $82.4 million or 3.0% of total loans serviced, compared to $66.5 million or 2.8% at March 31, 1997.

     For the six months ended June 30, 1997, the Company reported net earnings before extraordinary items of $20.4 million, or $0.61 per fully diluted share. This is compared to $20.4 million or $0.66 per fully diluted share for the same six-month period in 1996. Absent the two one-time charges, on an operating basis, the Company earned $34.2 million.

UK OPERATIONS

     Loan originations in the UK totaled $116.8 million, representing a 186% increase over the $40.8 million of UK loan originations in the second quarter of 1996 (excluding the $242.4 million of loans acquired as a result of two UK acquisitions), and a 18% increase over the $99.2 million of UK loan originations in the first quarter of 1997.

     In the UK, the Company recorded gain on sale of loans of $15.7 million, net of the $15.0 million reserve, representing a 13.4% gain on $116.8 million of loan sales in the second quarter of 1997 compared to a gain on sale of loans of $15.2 million, representing a 37.3% gain on the $40.8 million of loan sales in the second quarter of 1996.

     Mr. Grosser commented: "The growth in our UK originations continues to be strong and reaffirms our position as the market leader. We have introduced new loan programs in compliance with the two key requirements of the new OFT guidelines. These new programs replace those using the Rule of 78 as a method of calculating redemption and incorporate a new sliding scale redemption charge, already favorably received by our UK broker network. In addition, our dual-rate structure has been replaced by a single-rate product, and is also being positively received. We believe that these new loan programs will continue to provide us with an opportunity to achieve solid returns from our UK operation."

     During the quarter the Company acquired Midland and General Direct ("M&G"), a UK mortgage broker, for an undisclosed amount. "We plan to leverage the considerable skills and expertise that M&G has developed during its 20-year history," commented Mr. Grosser. "Our goal is to use M&G as a platform for increasing our retail-oriented direct marketing activities in the UK."

US OPERATIONS

     Domestic loan originations totaled $453.0 million, a 56% increase over the $290.0 million (which included one-time bulk purchases of $68.0 million) of originations in the corresponding 1996 second quarter, and a 17% increase over the $388.1 million of originations in the first quarter of 1997.

     Broker originations increased 128% during the quarter to $267.8 million from $117.4 million in the second quarter of 1996, while the correspondent business increased 7% to $185.2 million from $172.6 million (which included one-time bulk purchases of $68.0 million). "This demonstrates Cityscape's focus on growing its diversified origination networks," Mr. Grosser said. "Broker originations increased to 59% of total originations during the second quarter of 1997 as compared to 49% during the first quarter of 1997, 47% during the fourth quarter of 1996 and 40% during the second quarter of 1996 (which included one-time bulk purchases of $68.0 million).

     The average premium paid as a percentage of total US originations continued to decline from 3.3% in the second quarter of 1996 to 2.2% in the second quarter of 1997. "Our US business continues to thrive," Mr. Grosser commented. "We are seeing solid consumer demand for our products and continue to benefit from providing a comprehensive product line for home equity lending. We are particularly pleased with the growth in our Sav*-A-Loan(R) program, which contributed $191.0 million of originations in the second quarter representing a 37% increase from the $139.9 million originated in the first quarter of 1997."

     Domestically, the Company recorded gain on sale of loans totaling $35.0 million, representing a weighted average gain of 7.5% on loan sales of $465.6 million in the second quarter of 1997, compared to a gain on sale of $14.0 million, representing a weighted average gain of 5.2% on $270.9 million of loan sales in the same period in 1996. The increase in the US gain on sale margin was primarily a result of higher average gains recognized on the Company's sale of its Sav*-A-Loan(R) product of $192.9 million at an average net gain of 10.4%. The Sav*-

A-Loan(R) product sold represented 41.4% of the Company's US loan sales and 57.4% of the US gain on sale of loans during the second quarter of 1997.

     Mr. Grosser concluded, "As a result of Cityscape's continued commitment to maintain credit quality, its ability to adapt to changing competitive and regulatory environments, and the actions taken during the second quarter, the Company is well-positioned to move forward."

     Cityscape Financial Corp. is a consumer finance company. Through its wholly-owned subsidiaries, Cityscape Corp. and City Mortgage Corporation Limited, it engages in the business of originating, purchasing, selling and servicing home equity mortgage loans, secured primarily by one-to four-family residences, in the United States and the United Kingdom. Cityscape was founded in 1985. It is headquartered in Elmsford, New York and has regional processing offices in California, Georgia, Illinois and Virginia.

     This release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, risks related to operations in the UK, negative cash flows, uncertainty as to availability of funding sources, dependence on securitizations, potential changes in valuations of interest-only and residual certificates and mortgage servicing receivables, risks of adverse economic conditions, risks related to recent expansion and product extension, competition, and the other risks detailed from time to time in the Company's SEC reports.

                               [tables to follow]

                            CITYSCAPE FINANCIAL CORP
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                              JUNE 30,              JUNE 30,
                                                         -------------------   ------------------
                                                          1997        1996       1997      1996
                                                         -------     -------   --------   -------
REVENUES:
Gain on sale of loans..................................  $50,646     $29,217   $111,309   $53,310
Mortgage origination income............................    1,430       1,356      2,214     2,192
Interest...............................................   16,313       6,461     35,734     9,478
Servicing income.......................................    1,089         795      1,758     1,356
Other..................................................    5,692         624      8,690       896
                                                         -------     -------   --------   -------
          Total revenues...............................   75,170      38,453    159,705    67,232
                                                         -------     -------   --------   -------
EXPENSES:
Salaries and benefits..................................   16,563       9,170     31,946    14,553
Interest expense.......................................   20,251       4,684     36,706     6,382
Selling expenses.......................................   14,249       3,012     25,453     4,375
Other operating expenses...............................   13,678       1,980     26,023     6,025
Amortization of goodwill...............................    1,402         708      2,559     1,202
                                                         -------     -------   --------   -------
          Total expenses...............................   66,143      19,554    122,687    32,537
                                                         -------     -------   --------   -------
Earnings before income taxes and extraordinary item....    9,027      18,899     37,018    34,695
Provision for income taxes.............................    5,441       7,773     16,637    14,296
                                                         -------     -------   --------   -------
Earnings before extraordinary item.....................    3,586      11,126     20,381    20,399
Gain from extinguishment of debt, net of taxes.........      425          --        425        --
                                                         -------     -------   --------   -------
Net earnings...........................................  $ 4,011     $11,126   $ 20,806   $20,399
Preferred dividends....................................    1,067          --      1,067        --
                                                         -------     -------   --------   -------
Net earnings available for common......................  $ 2,944     $11,126   $ 19,739   $20,399
                                                         =======     =======   ========   =======
Earnings per share before extraordinary item:(1)
  Primary..............................................  $  0.08     $  0.37   $   0.62   $  0.68
                                                         -------     -------   --------   -------
  Fully diluted........................................       NA(2)  $  0.35   $   0.61   $  0.66
                                                         -------     -------   --------   -------
Extraordinary item per share...........................  $  0.01          --   $   0.01        --
                                                         -------     -------   --------   -------
Net earnings per share:(1)
  Primary..............................................  $  0.09     $  0.37   $   0.63   $  0.68
                                                         -------     -------   --------   -------
  Fully diluted........................................       NA(2)  $  0.35   $   0.62   $  0.66
                                                         -------     -------   --------   -------
Weighted average number of shares and common stock
  equivalents Outstanding:(1)
  Primary..............................................   31,711      30,452     31,262    30,152
                                                         -------     -------   --------   -------
  Fully diluted........................................       NA(2)   33,842     37,971    31,941
                                                         -------     -------   --------   -------

---------------
(1) The 1996 amounts have been restated to reflect the 100% stock dividend paid in July 1996.

(2) The effect of the convertible preferred stock and convertible debentures were antidilutive and therefore fully diluted figures are not presented.

                           CITYSCAPE FINANCIAL CORP.
                            SELECTED OPERATING DATA
                             (DOLLARS IN MILLIONS)

                                                                                      THREE MONTHS     SIX MONTHS ENDED
                                                                                          ENDED
                                                                                        JUNE 30,           JUNE 30,
                                                                                     ---------------   -----------------
                                                                                      1997     1996      1997      1996
                                                                                     ------   ------   --------   ------
ORIGINATION AND SALE DATA:
Loans originated and purchased:
  US(1)............................................................................  $453.0   $290.0   $  841.0   $456.7
  UK(2)(3).........................................................................   116.8     40.8      215.9     68.0
                                                                                     ------   ------   --------   ------
        Total......................................................................  $569.8   $330.8   $1,056.9   $524.7
                                                                                     ======   ======   ========   ======
Loan originations by channel (US only):
  Correspondent....................................................................  $185.2   $172.6   $  381.3   $234.4
  Broker...........................................................................   267.8    117.4      459.7    222.3
                                                                                     ------   ------   --------   ------
        Total......................................................................  $453.0   $290.0   $  841.0   $456.7
                                                                                     ======   ======   ========   ======
Weighted average coupon:
  US:
    Core products:(4)
      Fixed rate...................................................................    11.7%    11.6%      11.7%    11.5%
      Adjustable rate..............................................................    10.4%     N/A       10.4%     N/A
    Specialty products(5)..........................................................    14.1%    14.3%      14.1%    14.3%
    Other products(6)..............................................................     8.2%     7.9%       8.2%     7.7%
  UK:..............................................................................    14.8%    15.0%      15.1%    16.3%
Loans sold:
    US.............................................................................  $465.6   $270.9   $  808.5   $446.7
    UK.............................................................................   116.8     40.8      234.1     68.0
                                                                                     ------   ------   --------   ------
        Total......................................................................  $582.4   $311.7   $1,042.6   $514.7
                                                                                     ======   ======   ========   ======

                                                                                   AS OF JUNE 30,   AS OF DECEMBER 31,
                                                                                        1997               1996
                                                                                   --------------   ------------------
PORTFOLIO DATA:
Loans serviced portfolio:
  US(7)..........................................................................     $2,116.3           $1,470.3
  UK.............................................................................        638.3              511.1
                                                                                      --------          ---------
        Total....................................................................     $2,754.6           $1,981.4
                                                                                      ========          =========
Total delinquencies:
  US.............................................................................         7.60%             8.92%
  UK(8)..........................................................................        16.60%            15.41%

---------------
(1) As of June 30, 1997 and 1996, the Company was licensed or registered in 46 states and the District of Columbia and 37 states and the District of Columbia, respectively.

(2) England, Scotland and Wales, excluding Northern Ireland.

(3) Excludes UK loan originations and purchases of $51.9 million and $190.5 million acquired as a result of the J&J acquisition and Greyfriars acquisition, respectively.

(4) Fixed and adjustable rate residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, fixed and adjustable rate purchase money mortgage loans and mortgage loans on multi-family and mixed-use properties.

(5) Conventional home improvement loans, Sav-A-Loans(R) and Title I home improvement loans.

(6) Jumbo and conventional loans.

(7) Excludes loans serviced pursuant to contract servicing and master servicing agreements.

(8) The Company has only been servicing loans in the UK since May 1995; accordingly, the UK loans serviced portfolio is unseasoned.

                           CITYSCAPE FINANCIAL CORP.
                          SELECTED BALANCE SHEET DATA
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         JUNE 30,   DECEMBER 31,
                                                                           1997         1996
                                                                         --------   ------------
Total assets...........................................................  $962,333     $810,202
Mortgage servicing receivables.........................................   270,901      242,895
Trading securities.....................................................   209,065      103,200
Mortgage loans held for sale, net......................................    93,375      102,222
Goodwill...............................................................    54,338       47,467
Total debt.............................................................   477,363      382,523
Total liabilities......................................................   736,287      671,370
Total stockholders' equity.............................................   226,045      138,832